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                        EXCELSIOR TAX-EXEMPT FUNDS, INC.
                                 AMENDMENT NO. 1
                                       TO
                          INVESTMENT ADVISORY AGREEMENT



     WHEREAS, Excelsior Tax-Exempt Funds, Inc. (the "Company"), U.S. Trust Company of Connecticut ("USTCT") and United States Trust Company of New York ("USTNY") desire to amend the Investment Advisory Agreement of May 16, 1997 (the "Agreement") by and among them to include the New York Tax-Exempt Money Fund as an investment portfolio for which USTCT and USTNY render investment advisory and other services; and

     WHEREAS, USTCT and USTNY are willing to render such services to the Company with respect to the New York Tax-Exempt Money Fund;

     The parties hereto, intending to be legally bound hereby, agree that the Agreement is amended as follows:

     1. The third paragraph of the preamble to the Agreement shall henceforth read:

          WHEREAS, the Company desires to retain the Investment Adviser to render investment advisory and other services to the Company for its Tax-Exempt Money Fund, Intermediate-Term Tax-Exempt Fund, Long-Term Tax-Exempt Fund and New York Tax-Exempt Money Fund portfolios (collectively, the "Funds"), and the Investment Adviser is willing to so render such services;


     2. Paragraph No. 7 shall henceforth read:

          7. COMPENSATION. For the services provided and the expenses assumed pursuant to this Agreement, the Company will pay the Investment Adviser and the Investment Adviser will accept as full compensation therefor a fee, computed daily and payable monthly, at the following annual rates: .25% of the average daily net assets of the Tax-Exempt Money Fund; .35% of the average daily net assets of the Intermediate-Term Tax-Exempt Fund; and .50% of the average daily net assets of each of the Long-Term Tax-Exempt and New York Tax-Exempt Money Funds.


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     IN WITNESS WHEREOF, intending to be legally bound hereby, the parties hereto have caused this instrument to be executed by their officers designated below as of July 31, 1998.





                                           EXCELSIOR TAX-EXEMPT FUNDS, INC.


                                           By: /s/ F.S. Wonham
                                               ---------------
                                        Title: President & Treasurer
                                               ---------------------



                                           UNITED STATES TRUST COMPANY OF
                                            NEW YORK


                                           By: /s/ Kenneth Walsh
                                               -----------------
                                        Title: Executive Vice President
                                               ------------------------



                                           U.S. TRUST COMPANY OF
                                            CONNECTICUT

                                           By: /s/ W. Michael Funck
                                               --------------------
                                        Title: President & CEO
                                               ----------------